Exhibit 4.5

FIRST AMENDMENT TO THE SUNTRUST BANKS, INC.

401(k) TRUST AGREEMENT

WHEREAS, SunTrust Banks, Inc. (hereinafter referred to as the “Employer”), heretofore established, and there is now existing, a cash or deferred profit sharing plan known as the SunTrust Banks, Inc. 401(k) Trust Agreement (hereinafter referred to as the “Trust”); and

WHEREAS, under the terms of the Trust, the Employer has reserved the ability to amend the Trust; and

WHEREAS, the Employer desires to amend certain provisions of the Trust regarding voting Employer Stock.

NOW, THEREFORE, the Trust is hereby amended and modified as follows:

1. The provisions of the last sentence of subparagraph (8)(2) of Section IV of the Trust are hereby amended and modified by deleting said provisions in their entirety and substituting the following:

“The Trustee shall vote any unallocated shares of Employer Stock in accordance with the best interests of the Participants and Beneficiaries. The Trustee shall abstain from voting allocated shares of Employer Stock for which it has not received instructions from the Participant to whose account the shares are allocated, except to the extent required by statute, regulation or other law.”

2. This FIRST AMENDMENT TO THE SUNTRUST BANKS, INC. 401(k) TRUST AGREEMENT shall be effective as of January 3, 1993

IN WITNESS WHEREOF, the Employer and Trustee have caused this Amendment to be executed by their duly authorized officers and their corporate seals to be hereto affixed and attested.

Executed this              day of                         , 1995.

ATTEST:	SUNTRUST BANKS, INC.

BY:	BY:

Title:	Title:

(CORPORATE SEAL)

ATTEST:	TRUST COMPANY BANK

BY:	BY:

Title:	Title:

(CORPORATE SEAL)